Exhibit 10.1
OUTSIDE DIRECTOR COMPENSATION SUMMARY
Annual Retainer
     Each non-employee director receives $20,000 as an annual retainer.
Meeting Fees
     For each meeting of the board of directors of Spheris Holding III, Inc./Spheris Inc., each a Delaware corporation (collectively, the “Company”), attended in person an outside independent director receives $1,500. An outside independent director also receives $1,000 for each committee and special board meeting not in conjunction with a regular quarterly board meeting attended in person. An outside independent director receives $500 for each board and committee meeting attended by telephone.
     Directors are also reimbursed for expenses incurred in connection with their services as directors.
Committee Chairmen
     The chair of the Audit Committee receives an annual retainer of $15,000 and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $7,500 each. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each receive an annual retainer of $5,000.
Equity Incentives
     Each outside independent director will receive under the Amended and Restated Spheris Holding III, Inc. Stock Incentive Plan an award of 30,000 shares of restricted stock upon his or her initial election to the board of directors, vesting in one-third increments on each anniversary of the date of grant, and 10,000 shares of restricted stock annually on the date of his or her annual re-election to the board of directors, vesting on the first anniversary of the date of grant.
Election
     In lieu of receiving the retainers and fees set forth above in cash, a director may elect to receive the retainers and fees in shares of Series A preferred stock of Spheris Holding III, Inc. based on a ratio to be set by the board of directors each year. Such election must be made prior to December 31st of the year prior to the year in which such retainers and fees will be earned.